NEWS BULLETIN - US ORDER & COLONIAL DATA

                                            For Immediate Release

 US ORDER AND COLONIAL DATA TECHNOLOGIES SIGN DEFINITIVE MERGER
                            AGREEMENT
               Merger Began As Strategic Alliance
"Combined Strength in Electronic World of Information Appliances,
         Electronic Commerce and Information Services."

NEW MILFORD, CT, and HERNDON, VA, August 5 - Colonial Data Technologies (NASDAQ:CDTX) and US Order (NASDAQ:USOR) announced today that they have signed a definitive agreement to merge the two companies as equals into a new public company expected to be named TriTech Corporation.

Colonial Data is a market leader in the design, distribution and service of caller identification-based information appliances for major Bell and other telephone companies. US Order is a technology leader in the fast-emerging smart telephone and online electronic information service and commerce businesses, including electronic banking and bill paying.

For each share held, stockholders of Colonial Data and US Order will receive one share of stock in the new company. TriTech should begin operations with over $50 million in cash and no long-term debt. Current holders of Colonial Data stock would own, after the merger, 49% of the new company while current holders of US Order stock would own 51%. The consummation of the merger is subject to certain conditions, including obtaining approval of the stockholders in each company.

William F. Gorog, US Order's Chairman and Chief Executive
Officer, will be Chairman of the Board of the new company.
Robert J. Schock, Chairman and Chief Executive Officer of
Colonial Data, will be Vice Chairman and Chief Executive Officer.

John C. Backus, President, and Chief Operating Officer of US
Order, will hold the same position at the new company.

"This is a classic marriage of technology and distribution," said Gorog. "Our products and services need their customers.
Colonial Data brings a quality manufacturing, distribution and service infrastructure as well as excellent customer relationships with major Bell and other telephone companies. Their expertise will help spur the growth of our technology-laden products in the electronic commerce, information appliance and interactive application markets, each of which is forecast to grow rapidly through the end of this decade."

The merger of equals is a natural evolution of the strategic alliance formed between the two companies in January 1995 to jointly design, develop, manufacture and market a revolutionary smart telephone. The smart telephone, developed by US Order and marketed by both companies, is the first true "information appliance" available at a mass market price that combines the power of an on-line service in the package of a telephone. Under the brand name Telesmart 4000(TM), the smart telephone is being marketed worldwide by Colonial Data. US Order is also marketing the smart telephone to retailers nationwide under the Intelifone(TM) brand, and hopes to have the product broadly available this Fall in over 2500 retail stores at a suggested retail price of $299.

"US Order has a technology blueprint for the next century," said Schock of Colonial Data. "Our two-pronged strategy has always contemplated a full line of Caller ID products, from adjuncts to telephones, as well as a recurring revenue customer base, which today includes leasing, customer service and repair services."

Schock noted, "US Order's technology fits right into our strategy by providing a high-end smart telephone, recurring revenue information services, and expertise in the electronic commerce arena, which, with the advent of smart cards, will cross over into our information appliance market. In addition, the positive reception their Intelifone is seeing at retail gives us a full line of information appliances to offer to retailers, including Caller ID adjunct units, feature phones, cordless Caller ID phones, smart phones, and home office and small business systems. We look forward to packaging US Order's information services with our information appliance line and building a satisfied subscriber base."

The companies said that it became clear during their eighteen month working relationship that they would be stronger as one company than they were as separate entities. "Although our working relationship was quite strong," said Backus of US Order, "our markets, products and underlying technologies require us to move quickly and efficiently. We believe that we will do that better as one company with a common, overarching mission."

After the merger, TriTech will be well positioned in the electronic commerce market, selling its bill payment and home banking products to financial institutions. In the information appliance market, the new company will offer an integrated line of telephone-based products through both telephone companies and retailers. In the information services market, TriTech will work to deliver "small screen on-line services" to users of smart telephones, digital PCS phones, alphanumeric pagers and personal digital assistants.

The respective corporate headquarters, Colonial Data in Connecticut and US Order in Virginia, will be maintained pending evaluation of possible tax incentives by the various localities.

Colonial Data Technologies designs, develops and markets telecommunications products that support intelligent network services being introduced by the leading domestic and international telephone operating companies. The company has concentrated its development and marketing efforts on products and services that supply Caller ID and other intelligent network services. The company also repairs and refurbishes telecommunications products for its customers.

US Order develops and markets products and services for the financial services and telecommunications industries. The company's financial service products include bank-branded customer service, voice response systems and data translation systems. Its telecommunications products include the Intelifone 2000/Telesmart 4000 smart phone plus a complete package of interactive applications. Over 50 banks and telephone companies currently use the company's products and services.

"Safe harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products, product demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operating results, delays in development of highly complex products and other risks detailed from time to time in US Order's and Colonial Data Technologies' filings with the Securities and Exchange Commission. These risks could cause the companies' actual results for 1996 and beyond to differ materially from those expressed in any forward looking statements made by, or on behalf of, US Order and Colonial Data Technologies.

                              # # #

Contact For US Order:             Contact For Colonial Data:
John C. Backus                    Timothy R. Wells
President                         Executive VP
(703) 834-9480                    (860) 210-3000
Media Contact: Richard L. Stern   Investor Contact: Donna Stein
Stem & Co.                        Media Contact: Lee Foley
(212) 777-7722                    Morgan-Walke Associates, Inc.
Investor Contact: Doug Poretz     (212) 850-5600
Douglas Poretz Ltd.
(703) 506-1778